UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2025

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock,$0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2025, Phillip Lee notified the Company of his intention to resign as the Chief Financial Officer of Vaxart, Inc. (the “Company”) and as the Company’s Principal Accounting Officer and Principal Financial Officer, effective upon the appointment of a new Chief Financial Officer. Mr. Lee’s decision to resign was not a result of any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Lee will continue as a non-executive employee of the Company to assist with the transition through June 1, 2025. Mr. Lee will not receive any termination benefits in connection with his resignation. Upon termination as an employee, Mr. Lee’s unvested equity awards will be forfeited.

On May 13, 2025, the Company announced that its Board of Directors had appointed Jeroen Grasman to serve as the Company’s Chief Financial Officer and as the Company’s Principal Accounting Officer and Principal Financial Officer, effective as of May 19, 2025.

From August 2021 to May 2025, Mr. Grasman served as Chief Financial Officer at AltruBio, a clinical-stage private biotech company. During his tenure at AltruBio, Mr. Grasman led a number of successful financings and helped scale the company for global clinical studies. From 2018 to 2021, Mr. Grasman served as Vice President, Finance and Operations at PACT Pharma, a clinical-stage private biotech company, where he was responsible for pre-IPO readiness, capital formation and scaling the Finance, Information Technology and Procurement organizations. Prior to joining PACT Pharma, Mr. Grasman served as Vice President, Finance at Intarcia Therapeutics and also spent more than 10 years at Genentech, holding financial leadership positions of increasing responsibility and geographical reach and building broad operational finance expertise across strategic planning, business development, clinical development, and manufacturing functions. Mr. Grasman earned a MSc in Applied Mathematics from Groningen University in the Netherlands and an MBA from Harvard Business School.

There is no arrangement or understanding between Mr. Grasman and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Grasman and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Grasman has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Grasman entered into a letter agreement with the Company, contingent upon his appointment as Chief Financial Officer (the “Letter Agreement”), under which he will receive a base salary of $435,000 per year and will be eligible to participate in the Company’s annual bonus program with a “target” bonus opportunity equal to 40% of his annual base salary, which will be pro-rated for the 2025 fiscal year. Mr. Grasman will participate in the Company’s Severance Benefit Plan (the “Severance Plan”), with a “Non-CiC Severance Period,” as defined in the Severance Plan of 6 months and a “CiC Severance Period,” as defined in the Severance Plan, of 12 months. Mr. Grasman also will be eligible to participate in the other standard benefit plans generally made available to other eligible employees.

In addition, the Board of Directors directed the Compensation Committee to grant the following equity awards to Mr. Grasman, on or around his start date, under the Vaxart, Inc. 2024 Inducement Award Plan: (i) an option to purchase 1,000,000 shares of the Company’s common stock, which shall vest over 48 months, with 25% vesting on the first anniversary of his start date and 1/48th vesting monthly thereafter, and (ii) a restricted stock unit award covering 350,000 shares of the Company’s common stock, which shall vest as to 25% of the shares underlying the award on each anniversary of his start date.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to the Company’s next periodic report.

Mr. Grasman will enter into the Company’s standard form of indemnification agreement, the form of which attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35285), filed with the U.S. Securities and Exchange Commission on February 20, 2018.

Item 8.01	Other Events.

On May 13, 2025, the Company issued a press release announcing the appointment of Mr. Grasman as the Company’s Chief Financial Officer and as the Company’s Principal Accounting Officer and Principal Financial Officer. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and, other than the quotes by Mr. Lo and Mr. Grasman, is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated May 13, 2025.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2025	VAXART, INC.

/s/ Phillip Lee
Phillip Lee
Chief Financial Officer